Exhibit 99

Annovis Provides Corporate Updates and Reports Third Quarter 2025 Financial Results

Malvern, Pa., Nov. 12, 2025 – Annovis Bio, Inc. (NYSE: ANVS) ("Annovis" or the “Company”), a late-stage clinical drug platform company pioneering transformative therapies for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today provided corporate updates and third quarter 2025 financial results.

"The past quarter delivered breakthrough progress on every front," said Maria Maccecchini, Ph.D., President and CEO of Annovis. "Our pivotal Phase 3 Alzheimer's study has achieved full activation across all clinical sites, with enrollment momentum advancing every day. We have fortified our intellectual property position by transferring all patents to our new crystal form of buntanetap while publishing compelling pharmacokinetic data that validates this milestone. The addition of a seasoned CFO strengthens our executive team precisely when it matters most. Adding to all this, we are particularly encouraged by the new biomarker findings from our Phase 2/3 study showing meaningful reductions in inflammation and neurodegeneration—powerful evidence of buntanetap's disease-modifying potential. Every element is now aligned as we move toward our data readouts—the final step before an NDA submission."

Clinical highlights – pivotal Phase 3 AD study

●	Annovis’ pivotal Phase 3 study in early AD (NCT06709014) remains on track, with all 84 clinical sites fully activated, recruiting, and treating participants across the U.S.
●	The trial has generated robust participation, reflecting growing enthusiasm from the patient community. The screen failure rate remains within expected projections.
●	The first patients have successfully completed the 6-month treatment period, a key milestone for the upcoming symptomatic readout, reinforcing steady progress toward trial completion.

Business highlights

●	In October, Annovis announced encouraging biomarker results from its Phase 2/3 AD trial, showing profound reductions in key markers of neuroinflammation and neurodegeneration after treatment with buntanetap compared to placebo. The effect was observed in patients with mild and moderate stages of the disease. These findings further validate the drug’s ability to halt the toxic cascade and reinforce its potential as a potential disease-modifying therapy.
●	In September, Annovis published a new peer-reviewed article highlighting the pharmacokinetics (PK) of the novel crystalline form of buntanetap and its comparison to the original form. The study, which included data from mice, dogs, and humans, demonstrated a better solid-state stability of the new form while preserving its PK profile and metabolism. The article was published following the Company's announcement that all patents have been successfully transferred to the new crystal form, securing comprehensive global intellectual property protection through 2046.
●	That same month, Annovis strengthened its leadership team with the appointment of Mark Guerin as CFO, a seasoned executive with a proven track record in driving financial strategy and operational excellence across biopharma organizations.
●	In August, Annovis’ management attended the AAIC 2025 conference in Toronto, where it presented four scientific posters, covering the progress of its Phase 3 Alzheimer’s trial and PK characterization of buntanetap.

Financial results

●	Annovis’ cash and cash equivalents totaled $15.3 million as of September 30, 2025, compared to $10.6 million as of December 31, 2024. This excludes gross proceeds from its recent $6.0 million and $3.4 million registered direct offerings in October. Annovis had 20.2 million shares of common stock outstanding as of September 30, 2025.
●	Research and development expenses for the three months ending September 30, 2025, were $6.3 million compared to $2.7 million for the three months ending September 30, 2024.
●	General and administrative expenses for the three months ending September 30, 2025, were $1.1 million compared to $1.7 million for the three months ending September 30, 2024.
●	Annovis reported a $0.37 basic and diluted net loss per common share for the three months ending September 30, 2025, compared to a $0.97 basic and diluted net loss per common share for the three months ending September 30, 2024.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis is dedicated to addressing neurodegeneration in diseases such as AD and PD. The Company is committed to developing innovative therapies that improve patient outcomes and quality of life. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Investor Alerts

Interested investors and shareholders are encouraged to sign up for press releases and industry updates by registering for email alerts at https://www.annovisbio.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com

(Tables to follow)

Annovis Bio Inc

Balance Sheets

	September 30,
	2025	December 31,
	(Unaudited)	2024

Assets
Current assets:
Cash and cash equivalents	$15,286,399	$10,551,916
Prepaid expenses and other current assets	1,902,562	3,373,717
Total assets	$17,188,961	$13,925,633
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,112,026	$2,305,974
Accrued expenses	1,621,771	1,575,013
Total current liabilities	3,733,797	3,880,987
Non-current liabilities:
Warrant liability	299,000	737,000
Total liabilities	4,032,797	4,617,987
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.0001 par value, 2,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock	2,019	1,414
Additional paid-in capital	167,023,392	144,155,694
Accumulated deficit	(153,869,247)	(134,849,462)
Total stockholders’ equity	13,156,164	9,307,646
Total liabilities and stockholders’ equity	$17,188,961	$13,925,633

Annovis Bio Inc.

Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$6,291,171	$2,689,561	$16,464,609	$14,996,868
General and administrative	1,143,804	1,698,050	3,524,500	4,963,188
Total operating expenses	7,434,975	4,387,611	19,989,109	19,960,056
Operating loss	(7,434,975)	(4,387,611)	(19,989,109)	(19,960,056)
Other income (expense):
Interest income	152,317	135,430	531,324	205,576
Other financing costs	—	(524,068)	—	(1,870,128)
Change in fair value of warrants	20,000	(7,862,108)	438,000	2,898,892
Total other income, net	172,317	(8,250,746)	969,324	1,234,340
Net loss	$(7,262,658)	$(12,638,357)	$(19,019,785)	$(18,725,716)
Net loss per share
Basic	$(0.37)	$(0.97)	$(1.01)	$(1.64)
Diluted	$(0.37)	$(0.97)	$(1.01)	$(1.89)
Weighted-average number of common shares used in computing net loss per share
Basic	19,685,071	12,975,808	18,876,078	11,394,729
Diluted	19,685,071	12,975,808	18,876,078	11,431,298